Exhibit 99.1

Contacts: James E. Braun, Executive Vice President and Chief Financial Officer MRC Global Inc. Jim.Braun@mrcglobal.com 832-308-2845
FOR IMMEDIATE RELEASE	Ken Dennard, Managing Partner Dennard — Lascar Associates ken@dennardlascar.com 713-529-6600

MRC GLOBAL ANNOUNCES FIRST QUARTER 2013 RESULTS

Sales of $1.305 billion

Net income of $46.2 million, up 23% from Q1 2012

Diluted EPS of $0.45 per share

Adjusted EBITDA of $103.9 million

Long-term debt reduced to $1.073 billion

Houston, TX – May 2, 2013 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy and industrial sectors, today announced first quarter 2013 results. MRC’s sales of $1.305 billion in the first quarter of 2013 decreased 5.6% from the first quarter of 2012 largely due to the planned reduction in the Company’s lower margin oil country tubular goods (OCTG) business, which represented 10% of total sales in the first quarter of 2013 compared to 16% of total sales in the first quarter of 2012. Also contributing to the year-over-year sales decrease was slower activity in the U.S. upstream and midstream sectors during the quarter.

Net income for the first quarter of 2013 increased 23% to $46.2 million, or $0.45 per diluted share, compared to $37.5 million, or $0.44 per diluted share, in the first quarter of 2012. Diluted shares outstanding increased 21% since the first quarter of 2012 due to MRC’s initial public offering in April 2012. Adjusted EBITDA was $103.9 million for the first quarter of 2013 compared to $115.2 million for the same period in 2012. See the table below for a reconciliation of adjusted EBITDA to net income.

Andrew R. Lane, MRC’s chairman, president and chief executive officer, stated, “The industry-wide slowdown we saw in the fourth quarter continued into the first two months of this year, particularly in the upstream and midstream sectors, resulting in lower revenues as compared to our strong first quarter a year ago. However, our gross profit improved over the same period a year ago as we continued to rebalance our product mix away from the OCTG business. We also realized substantial interest expense savings due to the refinancing steps we took in the fourth quarter of 2012. As a result, we generated net income growth of 23% in the quarter. Our strategy to focus on our higher margin product lines and reduce exposure to our OCTG business has proven timely given the sluggish drilling rig activity in the U.S.”

The Company’s U.S. sales were $965.6 million in the first quarter of 2013 and reflected a decrease in OCTG revenues of $105 million from the first quarter of 2012. Excluding the OCTG business, U.S.

revenues were 2% higher than last year’s first quarter driven by acquisitions. Sales in Canada in the first quarter of 2013 were $204.5 million, down 2% from the same quarter in 2012. International sales of $135.0 million in the first quarter of 2013 increased 11% over the same period in 2012, reflecting the acquisition of the piping systems division of OneSteel Limited (MRC PSA) in March 2012.

First quarter 2013 sales to the upstream sector declined 11% from the first quarter of 2012 to $578.4 million, or 44% of sales, primarily attributable to the planned reduction in OCTG revenues. First quarter 2013 midstream sales decreased 4% from the same period in 2012 to $345.6 million, or 27% of sales. Adverse winter weather conditions in certain parts of the U.S. also contributed to the decline in the midstream sector in the 2013 first quarter. First quarter 2013 sales to the downstream sector increased 2% over the same period in 2012 to $381.1 million, or 29% of sales, driven by the Company’s MRC PSA acquisition and organic growth in the U.S. of 4.5%.

MRC’s first quarter 2013 gross profit of $246.6 million improved by 180 basis points to 18.9% of sales from $236.6 million, or 17.1% of sales, in the first quarter of 2012. The increase in gross profit percentage reflected planned changes in product mix and other gross profit enhancement initiatives and included a $3.1 million pre-tax first quarter 2013 benefit resulting from the use of the last-in, first-out (LIFO) method of inventory cost accounting.

For the first quarter of 2013, selling, general and administrative expenses (SG&A) were $160.8 million compared to $146.4 million in the same period in 2012. This increase was primarily attributable to the inclusion of expenses from MRC PSA and Production Specialty Services, Inc. along with an increase in personnel expenses.

Mr. Lane continued, “We generated strong cash flow from operations of $174 million and lowered our outstanding debt to $1.073 billion in the first quarter of 2013 as we continue to strengthen the Company’s financial position. This represents our lowest quarterly debt level since May 2008.”

Updated Calendar Year 2013 Guidance

MRC’s expected full year 2013 results, excluding the impact of any future acquisitions, are as follows:

	Low	High
Revenue	$5.750 billion	$5.950 billion
Adjusted EBITDA	$480 million	$510 million
Diluted Earnings Per Share	$2.10	$2.30

Conference Call

The Company will hold a conference call to discuss its first quarter 2013 results at 10:00 a.m. Eastern (9:00 a.m. Central) on Friday, May 3, 2013. To participate in the call, dial (480) 629-9692 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.mrcglobal.com, and go to the “Investor Relations” page of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through May 17, 2013 and may be accessed by dialing (303) 590-3030 and using passcode 4609102#. Also, an archive of the webcast will be available shortly after the call at http://www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy and industrial sectors and supplies these products and services across each of the upstream, midstream and downstream sectors.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its expected interest savings, revenue, adjusted EBITDA and diluted earnings per share in 2013, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These risks and uncertainties include (among others) decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in the company’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industries it serves; unexpected supply shortages; cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; increases in customer, manufacturer and distributor inventory levels; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; increases in steel prices, which it may be unable to pass along to its customers, which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and its lack of contracts with customers that require minimum purchase volumes; changes in the company’s customer and product mix; risks related to the company’s customers’ credit; the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the success of the company’s acquisition strategies; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet its debt obligations; changes in the company’s credit profile; a decline in demand for certain of the products that the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems; loss of third-party transportation providers; potential inability to obtain necessary capital; risks related to adverse weather events or natural disasters; impairment of the company’s goodwill or other intangible assets; changes in tax laws or adverse positions taken by taxing authorities in the countries in which the company operates; and adverse changes in political or economic conditions in the countries in which the company operates. For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share amounts)

	March 31, 2013	December 31, 2012

Assets
Current assets:
Cash	$27,421	$37,090
Accounts receivable, net	806,723	823,236
Inventories, net	955,468	970,228
Deferred income taxes	5,261	6,603
Other current assets	19,916	13,417

Total current assets	1,814,789	1,850,574

Other assets	35,948	37,031

Property, plant and equipment, net	120,964	122,458

Intangible assets:
Goodwill, net	610,222	610,392
Other intangible assets, net	735,672	749,272

	1,345,894	1,359,664

	$3,317,595	$3,369,727

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$519,218	$438,344
Accrued expenses and other current liabilities	105,856	124,026
Income taxes payable	24,912	—
Deferred revenue	5,320	1,573
Deferred income taxes	80,160	79,661
Current portion of long term debt	6,500	6,500

Total current liabilities	741,966	650,104

Long-term obligations:
Long-term debt, net	1,066,570	1,250,089
Deferred income taxes	255,993	261,448
Other liabilities	22,197	22,164

	1,344,760	1,533,701

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized, 101,685 and 101,563 issued and outstanding, respectively	1,017	1,016
Preferred stock, $0.01 par value per share; 100,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,629,729	1,625,900
Retained (deficit)	(372,647)	(418,830)
Accumulated other comprehensive loss	(27,230)	(22,164)

	1,230,869	1,185,922

	$3,317,595	$3,369,727

MRC Global Inc.

Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2013	2012

Sales	$1,305,100	$1,382,632
Cost of sales	1,058,529	1,146,071

Gross profit	246,571	236,561

Selling, general and administrative expenses	160,757	146,384

Operating income	85,814	90,177

Other income (expense):
Interest expense	(15,302)	(33,717)
Write off of debt issuance costs	—	(1,685)
Change in fair value of derivative instruments	567	2,125
Other, net	116	1,747

Income before income taxes	71,195	58,647
Income tax expense	25,012	21,113

Net income	$46,183	$37,534

Basic earnings per common share	$0.45	$0.44
Diluted earnings per common share	$0.45	$0.44
Weighted-average common shares, basic	101,609	84,437
Weighted-average common shares, diluted	102,426	84,756

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,	March 31,
	2013	2012
Operating activities
Net income	$46,183	$37,534
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	5,392	4,131
Amortization of intangibles	13,243	12,317
Equity-based compensation expense	1,920	1,841
Deferred income tax benefit	(4,017)	(2,110)
Amortization of debt issuance costs	1,446	2,326
Write off of debt issuance costs	—	1,685
(Decrease) increase in LIFO reserve	(3,072)	6,900
Change in fair value of derivative instruments	(567)	(2,125)
Provision for uncollectible accounts	(907)	727
Non-operating losses and other items not using cash	388	700
Changes in operating assets and liabilities:
Accounts receivable	11,937	(44,150)
Inventories	12,581	(68,807)
Income taxes payable	25,198	14,044
Other current assets	(6,987)	(5,834)
Accounts payable	83,484	43,816
Deferred revenue	3,763	(2,026)
Accrued expenses and other current liabilities	(15,578)	17,346

Net cash provided by operations	174,407	18,315

Investing activities
Purchases of property, plant and equipment	(4,890)	(4,458)
Proceeds from the disposition of property, plant and equipment	52	1,195
Acquisitions, net of cash acquired	—	(72,816)
Other investment and notes receivable transactions	295	(3,813)

Net cash used in investing activities	(4,543)	(79,892)

Financing activities
Payments on revolving credit facilities	(544,460)	(537,064)
Proceeds from revolving credit facilities	365,167	651,210
Payments on long term obligations	(1,625)	(31,456)
Debt issuance costs paid	(173)	(7,099)
Proceeds from exercise of stock options	1,459	—
Tax benefit on stock options	451	—

Net cash (used in) provided by financing activities	(179,181)	75,591

Increase (decrease) in cash	(9,317)	14,014
Effect of foreign exchange rate on cash	(352)	(1,308)
Cash – beginning of period	37,090	46,127

Cash – end of period	$27,421	$58,833

MRC Global Inc.

Supplemental Information (Unaudited)

Calculation of Adjusted EBITDA

(Dollars in millions)

	Three Months Ended March 31,
	2013	2012

Net income	$46.2	$37.5
Income tax expense	25.0	21.1
Interest expense	15.3	33.7
Write off of debt issuance costs	—	1.7
Depreciation and amortization	5.4	4.1
Amortization of intangibles	13.2	12.3
(Decrease) increase in LIFO reserve	(3.1)	6.9
Change in fair value of derivative instruments	(0.6)	(2.1)
Equity-based compensation expense	1.9	1.8
Other expenses (income)	0.6	(1.8)

Adjusted EBITDA	$103.9	$115.2

Note to above:

MRC defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and other non-recurring and non-cash charges (such as gain/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful factor indicator of the company’s operating performance. Among other things, the company believes that Adjusted EBITDA is a useful indicator of the company’s operating performance because Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance. See the company’s Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

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